Exhibit 99.1

FISCAL YEAR 2024 GRID PERFORMANCE SUMMARIES

Kansas Grid Performance

Cattle delivered during fiscal year 2024 on the U.S. Premium Beef, LLC (USPB) Kansas grid had a record high premium of $79.13 per head more than the average cash market in Kansas. This was the third consecutive year of premiums exceeding $70.

During 2024, the U.S. beef industry harvested nearly 0.5% less fed cattle than the previous year, according to USDA reports. This decline was much smaller than in 2023 when fed cattle harvest dropped by more than 5% compared to 2022. Saturday harvests were reduced even further during 2024. Yet, by comparison, total fed cattle slaughter in 2023 was still 2.4 million head more than 2015, which was the low point in the previous 10-year cattle cycle.

The percentage of heifers in the 2024 fed cattle harvest remained high. The Kansas live fed market averaged $184.67 per cwt., a record high and $11.31 per cwt. more than the previous year. The 2024 average was over $123 per cwt. more than 1998, which was USPB’s first year of operations.

Table 1 (page 5) lists the carcass grid performance and some of the grid inputs for the last four years for the Kansas grid. In early January 2024, the High Plains region experienced a significant blizzard. This led to muddy feedlot pen conditions which decreased carcass weights and yield, or dressing percentage. However, after March, carcass weights and yield, shown in Figures 1 and 2, were both consistently well above the previous year.

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For the year, USPB live and carcass weights were the heaviest in company history. Weights were 28 and 22 pounds more than the previous year, respectively. Industry average steer and heifer weights increased in similar fashion. Strengthening fed prices, affordable corn and especially high feeder prices have incentivized feeders to feed cattle longer.

Placement weights of USPB cattle going on feed increased 17 pounds from the previous year, and was the sixth highest in company history. Cattle harvested in fiscal year 2023 were likely lighter due to drought. Even with the increase in placement weight, USPB cattle had a record high number of days on feed.

As a result, yields were the eighth highest on record. Yield benefit on the grid was a record high $35.76 per head. This was driven by the combination of an increase in yield percentage of the cattle, record high prices and grid changes. Effective May 13, 2024, the formula allowance added to the cash, live price was increased from $0.25 to $0.75 per cwt. For cattle marketed after this change, this accounted for about a $7 per head increase in the yield benefit. Record high fed prices also make every pound of carcass pay weight, in relation to live weight, even more valuable.

Increased weights also resulted in a record high heavyweight percentage. Historically, this led to the third largest outweight discount per head. A new 4% heavyweight allowance was part of the grid changes in May and helped prevent a larger discount.

The USPB grid premiums for Choice/Select spread, Prime and Certified Angus Beef® (CAB) are all driven by USDA boxed beef cutout reports. These quality grade rewards continued to be strong, especially in the latter half of 2024. Seasonally, the Choice/Select spread was low in the spring, but was especially high in the fourth quarter. Prime and CAB premiums finished strong in the fourth quarter, exceeding company historical averages. The sum of those premiums is referred to as the “total quality premiums.” The annual total quality premiums from the past four years have ranked among the five highest values in company history. Average annual quality grade premiums used on the grid are shown in Figure 3.

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Quality grades throughout the industry were record high during fiscal year 2024. Prime and Choice or better percentages were both record high according to USDA reports. The percentage of USPB Prime carcasses was the third highest, and the fourth highest Choice and Prime percentage. This translated to the third highest quality grade premium per head on record. Once again, quality grade was the largest of all the subtotal premiums that make up total premium.

Even with record high cattle prices and inflation, producers still received rewards for quality grade. Consumers are still willing to pay for quality, and the USPB grid helps reward producers for that demand.

The percentage of yield grade 4 and 5 carcasses on the USPB grid was record high, attributed to the added days on feed. However, quality rewards incentivized feeding cattle longer. In September 2023, grid changes went into effect that included locking the threshold of yield grade 4’s and 5’s at 14% and 1%, respectively.

Total premium, shown in Figure 5, was the highest in company history at $78.13 more per head than selling on the Kansas average cash, live market. This was nearly $6 higher than the previous year. In 27 years of delivering cattle on the USPB grid, quality grade has been the largest portion of the total premium for 26 of those years.

The top 25%, which are lots or groups with the highest premium that account for 25% of total head delivered, also received record high premiums at $150.65 per head. The range in premium from the top 25% to the bottom 25% was record large.

For the first year, “Other” premium is listed in Table 1. This line item includes the $1 payment for each low frequency electronic identification (LFEID) ear tag, which went into effect in May 2024. During the entire year, 15% of all USPB cattle had LFEID tags. By comparison, the greatest concentration historically of LFEID within USPB cattle was 20% during 2011. This was when age and source verification premiums were offered.

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The year’s data shows that even in times of record prices and a robust cash market, the USPB grid rewards high quality cattle. The industry has drastically improved quality grades in the past 20 years, and value-based grids like USPB have fueled that improvement. This increase in quality has not overloaded the market. Instead, consumers are showing they prefer beef with more marbling.

The USPB grid continues to be a valuable tool for producers to be rewarded for quality cattle. In turn, this allows National Beef to market greater quantities of higher grading, more valuable beef products. In total, 19.5 million head of cattle have been delivered on the USPB Kansas grid to National Beef plants during the company’s history.

USPB Benchmark Performance — Kansas Plants

Table I	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025 YTD (Dec 29 - Feb 08)	
	All	All	All	All	All	Top 25%
In Weight	761	751	739	756	820	799
Days Fed	173	175	181	184	171	178
Live Weight	1,370	1,363	1,350	1,378	1,448	1,441
Carcass Weight	875	872	862	884	934	941
Yield, %	63.92	63.97	63.84	64.17	64.52	65.28
Prime, %	6.68	7.02	7.65	7.57	6.74	12.32
Choice & Prime, %	86.58	86.33	86.26	86.59	89.31	94.07
CAB, %	25.88	26.00	27.43	26.32	26.28	29.44
Over 30 months, %	2.16	2.20	2.23	2.48	2.31	1.16
Yield Grade 1, %	9.02	9.24	8.99	6.98	5.91	4.76
Yield Grade 2, %	33.63	34.76	34.46	31.68	29.86	27.51
Yield Grade 3, %	41.33	40.91	41.27	42.63	44.19	45.84
Yield Grade 4, %	14.37	13.57	13.75	16.50	17.78	19.25
Yield Grade 5, %	1.64	1.52	1.53	2.20	2.26	2.64
Avg. Yield Grade	2.66	2.63	2.64	2.75	2.81	2.88
Lightweight 625/dn, %	0.16	0.17	0.52	0.74	0.19	0.11
Heavyweight 1101/up, %	1.37	1.40	1.35	3.03	7.78	7.54
Quality Grade premium	$41.80	$57.56	$53.77	$44.26	$80.16	$116.84
Yield Benefit	$14.01	$17.24	$15.57	$35.76	$57.34	$91.52
Yield Grade premium	$5.57	-$0.24	-$0.02	-$3.46	-$5.54	-$7.82
Outweight discount	-$3.19	-$2.97	-$3.09	-$4.75	-$8.52	-$7.92
Steer premium	$6.51	$5.95	$5.96	$6.32	$7.29	$6.81
Subtotal Premium	**$64.70**	**$77.54**	**$72.19**	**$78.13**	**$130.73**	**$199.43**
Natural premium	$1.10	$0.70	$0.63	$1.05	$0.39	$1.57
Other premium	NA	NA	NA	$0.13	$0.21	$0.35
Overall Premium	**$65.80**	**$78.24**	**$72.82**	**$79.31**	**$131.33**	**$201.35**
Top 75% Premium	$82.91	$98.14	$94.23	$102.93	$154.90	---
Top 50% Premium	$98.92	$117.35	$112.25	$122.98	$175.75	---
Top 25% Premium	$123.22	$146.68	$137.50	$150.65	$201.35	---
Prime Premium $/cwt	$27.23	$35.12	$22.86	$20.07	$34.82	$34.82
CAB Premium $/cwt	$5.64	$6.89	$5.03	$5.13	$7.76	$7.76
CH/SE Spread $/cwt	$18.50	$18.02	$22.53	$16.63	$23.14	$23.14
Steer, %	47.51	43.51	44.00	45.09	48.40	45.04
Black-hided %	74.57	75.35	76.33	75.76	78.05	82.29
Total cond. liver %	20.32	18.75	22.06	22.46	23.56	22.51
Open abscess liver %	3.08	3.02	4.86	4.68	4.37	4.79

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Iowa Grid Performance

Fiscal year 2024 was the fifth complete year of harvesting cattle on the USPB Iowa grid at the National Beef plant in Tama, Iowa. Grid performance is summarized in Table 2 (page 9) for cattle delivered to the Iowa plant.

Grid premiums from Iowa cannot be compared directly to the Kansas grid. Only black-hided cattle are harvested at Tama. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas. Therefore, the Iowa grid does not have a “Yield benefit” like the Kansas grid. Instead, the benefit of the formula allowance that is added to the USDA dressed delivered price, is listed.

There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

The total number of cattle delivered decreased from the previous year, likely related to the decreased total number of fed cattle in the Corn Belt. However, new producers continue to utilize this grid in a region where grid marketing is less common. Combined with Kansas plant deliveries, the total USPB cattle delivered during fiscal year 2024 was 866,054 head, which was the third highest in company history.

USPB cattle delivered to Iowa consistently grade highly each year. Compared to industry-wide USDA-graded cattle, USPB Iowa grid cattle are far superior, as shown in Figure 6.

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Iowa grid cattle are especially high in Prime percentage, setting a record high in 2024. This percentage is nearly three times USDA’s national average of 10.5% during 2024. Prime percentages for USPB and industry averages are shown in Figure 7 for recent years.

The CAB program cited 32% of all black-hided cattle at CAB-licensed plants qualified for the brand within the Choice quality grade during 2024. By comparison, Iowa grid cattle averaged more than 35% in fiscal year 2024, a record high. This was a similar certification rate compared to just the black-hided cattle delivered on the Kansas grid.

The superior quality grades are extremely valuable on the Iowa grid when the premiums in the marketplace are high. Prime is especially impactful on the Iowa grid. Figure 8 shows the quality grade premium per head and the total overall premium for each of the five years the grid has been available. Note how strongly quality grade premium drives the overall premium.

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Like Kansas, cattle on the Iowa grid had record high percentage of yield grade 4 carcasses. However, they also had record low percentage of yield grade 5s. This is a good example of the sorting that occurs in the Corn Belt where the average was only 37 head per lot. By comparison, average lot size on the Kansas grid was 98 during fiscal year 2024. Many cattle delivered to Tama are visually sorted and sold in load lots over time from a single pen when they reach the desired level of finish, or backfat thickness. This can significantly improve the uniformity, especially when the feeder has built experience from multiple deliveries. Some smaller producers share a truck to deliver smaller groups to maintain uniformity.

The Iowa grid has a fixed threshold of 90% Choice or better. However, it also has higher plant averages for yield grade 4s and 5s compared to the Kansas grid. With the higher Prime levels that are inherent in the Corn Belt, it makes sense to feed cattle to a fatter endpoint, especially when quality rewards are high. This trend is the main reason Iowa grid cattle have significantly increased yield grade 4 and 5 percentage compared to the Kansas grid. Yet USPB cattle still remained slightly below the Iowa plant average thresholds and yield grade per head was a small premium, on average. Figure 9 includes the average yield grade 4 and 5 percentage for USPB cattle on the Iowa grid and the plant average thresholds used on that grid.

Iowa grid cattle were placed lighter and fed considerably longer than on the Kansas grid, as they have been in previous years. As a result, they have more total apparent weight gain in the feedyard, but lower apparent average daily gains compared to Kansas. Corn Belt cattle also had record high live and carcass weights, similar to Kansas. In previous years, Iowa cattle had heavier average carcass weights. This year cattle on both grids had identical hot weights. The percentage of steers was also very similar between the two grids.

Total overall premium per head was $59.71 per head. Fiscal year 2022 was record high when Prime and CAB premiums soared. Aside from that year, overall average premium on the Iowa grid has been consistently around $60 per head. Even with a high threshold for Choice or better, the Iowa quality grade premium per head is still the largest subtotal and accounts for most of the overall premium. The top 25% averaged $127.77 per head while the top 50% averaged $98.08 per head more than selling on the average dressed delivered market in the Iowa/Minnesota region as reported by USDA.

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If you have questions about the USPB Iowa grid, please call 866-877-2525. Iowa delivery rights are available from USPB at a lease rate of $7 per head. Iowa delivery rights are separate from Kansas USPB delivery rights.

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